Exhibit 10.4

November 3, 2022

Stephanie Lee

[home and email address redacted]

Dear Stephanie:

I am pleased to confirm our offer for the position of Senior Vice President, Accounting for EVgo Services LLC, a Delaware limited liability company (“EVgo”), reporting to Olga Shevorenkova, Chief Financial Officer. This position will be based primarily in EVgo’s Los Angeles office. The nature of the role will require periodic in-person meetings in our Los Angeles office and other travel as required. Your anticipated start date is December 5, 2022. The key elements of our offer are summarized below:

Base Salary – Your annual salary will be $300,000 and will be paid semi-monthly on EVgo’s regular dates ($12,500.00 per pay period). Your position is exempt and is not eligible for overtime. EVgo’s pay dates are the 15th and the last day of the month.

Annual Bonus Plan – You will be eligible for a discretionary annual cash bonus payment pursuant to EVgo’s cash bonus plan. Your annual target incentive will be 55% of your actual annual base earnings.

Sign-On Bonus – Subject to your continued employment with EVgo for one year, EVgo will advance a one-time sign-on bonus payment in the amount of $200,000.00 (“Sign-On Bonus”), subject to payroll taxes and withholding, on your first paycheck after your hire date. The Sign-On Bonus is not considered “earned” by you until the one-year anniversary of your employment start date with EVgo. If you voluntary terminate your employment with EVgo for any reason, or if EVgo terminates your employment for cause, in each case before the one-year anniversary of your employment start date with EVgo, the Sign-On Bonus will not be earned and you will be required to repay the Sign-On Bonus. If you fail to repay the Sign-On Bonus after voluntarily terminating your employment before your anniversary date, EVgo may pursue legal action and you agree that EVgo will be entitled to attorney’s fees related to any action to the extent permitted by applicable law.

EVgo Equity Program - Subject to board approval, upon hiring you are eligible to receive an award of restricted stock units, subject to the terms of the grant. Currently, such awards are subject to a three-year annual vesting schedule. The annual vesting date is expected to be the first day of the calendar quarter that begins immediately following your employment start date.

Sign On Equity Award: This offer of employment includes a grant of Restricted Stock Units (RSUs) with a grant date fair value of $750,000.00. This sign-on grant is expected to be awarded in the calendar quarter that begins immediately following your employment start date. The “new hire” award will be subject to the terms, definitions and provisions of EVgo’s 2021 Long Term Incentive Plan (the “Equity Plan”) and the restricted stock unit agreement, as applicable, by and between you and EVgo.

Annual Incentive Units: You will also be eligible for future annual awards under the Equity Plan, as determined in the sole discretion of EVgo’s Board of Directors (the “Board”), the Board’s Compensation Committee, or their respective delegate(s), as applicable. Currently, such annual grants are anticipated to be made in the first quarter of each fiscal year. Your annual incentive equity award issued in 2023 will not be subject to proration.

Taxes – All forms of compensation referred to in this letter are subject to all applicable taxes, withholding, and any other deductions required by applicable law.

Paid Time Off/Holidays – Currently PTO is subject to prior approval from your immediate supervisor and is not time limited. Employees and their supervisors work together to utilize this policy responsibly. EVgo celebrates the 11 holidays outlined in our employee benefits handout.

401(k) Plan – EVgo offers a 401(k) Retirement Savings Plan for all eligible employees that are age 21 or older. New hires and newly eligible employees will be automatically enrolled in the plan at a 3% contribution rate upon eligibility. The contribution rate can be modified by the employee following enrollment if desired. With automatic payroll deductions, you may contribute between 1% and 100% of your eligible pay to either a pre-tax and/or Roth 401(k), up to the annual IRS dollar limits. You are immediately 100% vested in your and the employer match contributions to the Plan, including any earnings on them, and may opt-out of participation if you choose. EVgo will match 100% of the first 2% of your contributions to your EVgo 401(k) account, up to the federal maximum limit.

Travel – All business travel must be approved in advance by your supervisor.

Confidential Information and Invention Assignment Agreement – You will also be required, as a condition of your employment with EVgo, to sign EVgo’s Confidential Information and Invention Assignment Agreement. This document will be available for you to review and execute upon acceptance of our offer of employment.

Benefits & Programs – You will be eligible to participate in EVgo’s Benefits Plan. Eligibility begins the month following your start date. A summary overview of the benefits offered is enclosed. You will be informed of enrollment processes on your first day of employment.

At-Will Employment – Please note that your employment with EVgo will be “at will”, meaning that either you or EVgo may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and EVgo on this term. Your signature below indicates your intent to commence employment with EVgo on the date specified herein but does not create a contract of employment with EVgo.

I-9 Processing – Please be prepared on the first day of employment to complete your I-9 form. You will need to bring appropriate documentation in original form, not a photocopy, indicating you are eligible to work in the United States to complete the I-9 process.

Electronic Delivery – EVgo may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of EVgo or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or EVgo’s organizational documents (or amendments thereto) by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by EVgo or a third party designated by EVgo.

Please note that the offer is valid subject to the results of your background investigation. If you have any questions regarding any aspect of this offer, please contact Dawn Anderson, Human Resource Director, [email address redacted].

I am excited by the prospect of you joining the team at EVgo. We look forward to having you on our team. To formalize your acceptance of this offer, please execute this letter in DocuSign before the end of business on November 7, 2022.

Sincerely,

Karren Fink

Senior Vice President, Human Resources

EVgo Services, LLC

Enclosures:

Offer Letter Acceptance

Employee Benefits Information

EVgo Vaccine Policy

EVgo Offer Letter Acceptance

I acknowledge my intention to accept the employment offer set forth above. I agree that I will not disclose or use any confidential information or trade secrets belonging to any former employer or other third party. I represent that I am not subject to any contractual or other obligation that would potentially prevent, interfere with, or otherwise affect my employment with EVgo, including a non-competition or non-solicitation agreement. I represent that if I am subject to such an agreement or obligation, I have disclosed that agreement or obligation to EVgo in writing. I understand and agree that either party may withdraw this offer and/or acceptance at any time and for any reason with no liability to the other party.

As an employee of EVgo you will be expected to adhere to all procedures and policies applicable to your role.

ACCEPTED AND AGREED:

/s/ Stephanie Lee
(Signature)

11/3/2022
DATE

Stephanie Lee PRINT NAME